Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between DIGITAL DOMAIN MEDIA GROUP, INC a Florida corporation (“Company”) and John M. Nichols (“Employee”).

1. Employment.

The Company agrees to employ Employee, and Employee agrees to perform his services exclusively for the Company, on the terms and conditions set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement shall be effective and binding on the parties as of the date hereof.

2. Term.

The term of Employee’s employment hereunder (the “Term”) shall commence on the date Employee reports to work at Company (“Commencement Date”), which Commencement Date shall not be more than 65 days after the date hereof, and shall continue for a period of 3 years or until terminated in accordance with the provisions of Section 6. At the end of the initial Term this Agreement shall automatically renew for successive one-year renewal periods, subject to the termination and severance provisions of section 6 and 7 herein.

3. Position and Duties.

During the Term of this Agreement, Employee shall serve as Chief Financial Officer of the Company. In such position, Employee will have the authority and responsibility normally attendant to an employee holding such position and will, among other things, be responsible for overseeing and managing the Company’s accounting and finance functions, other activities related thereto, adhering to the budgets set forth and approved by the Company, taking direction from management and the Board of Directors, and acting at all times in the Company’s best interests. From time to time Employee may be asked to perform other duties for the Company which may include, but shall not be limited to, sitting on various committees, acting on behalf of the Company for trade organizations, and/or assisting others in the Company in their divisions. Employee shall report directly to the CEO of the Company. Employee will at all times perform all of the duties and obligations required of him by the terms of this Agreement in a loyal and conscientious manner and to the best of Employee’s ability and experience.

4. Base Salary, Bonus Compensation and Equity.

(a) In consideration for all rights and services provided by Employee, Employee shall receive an annual base salary for the first year of the Term in the amount of $380,000.00 (the “Base Salary”). The Base Salary shall be subject to minimum annual increases of 4% over the prior year’s Base Salary, with any increase in excess of such minimum to be determined by the

Company’s Board of Directors or the Compensation Committee of such Board of Directors, in its sole and absolute discretion. Such Base Salary shall be payable at such intervals as salaries are paid by the Company to other employees of the Company, subject to the usual and required employee payroll deductions and withholdings.

(b) In addition to the Base Salary, Employee will be eligible to receive an annual bonus (the “Annual Bonus”). Employee’s Annual Bonus during the Term shall be unconditionally guaranteed at a non-discretionary minimum of 25% of the then applicable Base Salary, provided that any amount in addition thereto shall be within the sole and absolute discretion of the Company’s Board of Directors or the Compensation Committee of the Board of Directors and based upon Employee’s achievement of certain mutually agreed objectives and goals and/or Employee’s contribution to the success of the Company’s financial and business objectives and goals for the fiscal year with respect to which the Annual Bonus is calculated. The Company’s overall financial performance will also be considered in determining whether any of the discretionary portion of the Annual Bonus is awarded and, if so, the amount. Employee must remain continuously employed by Company through the date on which the Annual Bonus is paid to be eligible to receive such Annual Bonus. The Annual Bonus payable for a given year shall be paid no later than February 28 of the year following the year in which it was earned. The Annual Bonus shall be subject to all required federal, state and local tax withholding.

(c) Employee is also being granted a stock option (“Option”) to purchase an aggregate of 300,000 shares of the common stock of the Company at the closing price per share on the NYSE on the Commencement Date. Such Option will be granted on the Commencement Date and vest in 12 equal quarterly increments of 25,000 option shares each, with the first tranche of option shares vesting on the Commencement Date and the remaining 11 tranches vesting every three months thereafter. The strike price is calculated using the number of issued and outstanding shares as of the Commencement Date and shall be adjusted appropriately in the event of any stock splits that may occur thereafter. Upon any Change of Control (defined in Section 6 below) any unvested option shares shall immediately vest.

5. Expenses and Benefits.

(a) Employee shall be entitled to reimbursement for all reasonable and ordinary expenses incurred by Employee in the course of, and directly related to, the rendering of services pursuant to this Agreement in accordance with the Company’s policies for reimbursement of such expenses, and the limitations thereon, that are in effect at the time such expenses are incurred. Such expenses shall be supported by reasonable documentation and accepted standards and rules that the Company will put into place from time to time.

(b) During his employment under this Agreement, Employee shall be entitled to participate in or receive benefits under the Company’s medical, health, disability, retirement, welfare and insurance plans and arrangements then in effect and generally made available from time to time to the management employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Company reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

(c) Employee shall be entitled to four weeks of paid vacation each year during the Term. Such vacation time shall accrue and cumulate in accordance with the Company’s vacation policy.

(d) Employee shall be entitled to reimbursement of legal expenses incurred by Employee in the event any entity institutes legal action against Employee based on Employee entering into this Agreement and/or related to Employee’s efforts as an employee of the Company. The contents of this section shall in no way limit indemnification provisions contained in other agreements or documents of the Company, and in that regard Company generally agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, to the extent permitted by the Company’s By-laws and applicable law.

(e) Employee shall be reimbursed for his direct expenses associated with Employee’s relocation to Florida in connection with this Agreement as well as a housing allowance of ninety (90) days reasonable housing expenses grossed up for taxes.

(f) No expenses incurred after the end of the Term shall be subject to reimbursement under this Section 5(f), except to the extent provided in Section 5(f). The amount of expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year. Reimbursement of an eligible expense shall be made in accordance with the Company’s policies and practices and as otherwise provided herein, provided, that, in no event shall reimbursement be made after the last day of the year following the year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

6. Termination.

(a) The Company may terminate Employee’s employment and the Company’s obligations under this Agreement at any time “for cause”, subject, in each case, only to the termination compensation requirements set forth in Section 7. The following shall constitute termination “for cause”:

(1) Employee’s death or permanent disability; or

(2) The Company’s termination of Employee under any of the following circumstances, which also shall without limitation each be deemed to be a material breach of this Agreement:

(i) The material breach by Employee of any material covenant contained in this Agreement or in Exhibit A;

(ii) The material breach by the Employee of any material provision of the Company’s written rules, regulations, policies or procedures in effect from time to time;

(iii) The repudiation or purported termination of this Agreement by Employee (other than a termination by Employee pursuant to Section 6(b)); or

(iv) The conviction (by trial or upon a plea) of Employee of a felony involving moral turpitude;

provided that, with respect to paragraphs (i) and (ii) supra, if the underlying breach is capable of cure, the basis of a “for cause” termination by the Company shall only arise if such breach is not cured within thirty (30) days after written demand for cure is given to Employee by the Company identifying such breach with reasonable particularity.

(b) Employee may terminate Employee’s employment under this Agreement if:

(1) The Company materially breaches any material covenant contained in this Agreement which breach, if capable of cure, is not cured within thirty (30) days after written demand for cure is given to the Company by Employee identifying the breach with reasonable particularity; or

(2) The Company assigns to Employee duties and responsibilities substantially inconsistent with the duties and responsibilities described in Section 3 of this Agreement and (i) Employee thereafter notifies the Company in writing of the fact that Employee believes such has occurred, describing with reasonable particularity the facts upon which such conclusion is based, and (ii) the Company fails, within forty-five (45) days following receipt of such notice, to reassign to Employee duties and responsibilities substantially consistent with those described in Section 3 hereof.

(3) Upon a “Change of Control” (defined below), provided that Employee shall have twelve (12) months following a Change of Control to exercise Employee’s right to terminate this Agreement pursuant to this subsection. For purposes of this Agreement “Change of Control” shall mean (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 40% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of Company (including any transaction in which Company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which Company does not survive, (iii) any merger or consolidation in which Company survives, but the shares of Company’s Common Stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of Company after such merger or consolidation, and (iv) any transaction in which more than 40% of Company’s assets are sold.

(c) Any termination by the Company or by Employee pursuant to this Section 6 shall be effected by written notice of termination given to the other, and such termination shall be effective upon the giving of such notice, unless, in the case of a termination notice given by the Company to Employee, such notice states that the termination shall become effective on a later date (“Delayed Termination”), in which case such termination shall become effective on the date set forth in the notice. In the event of a Delayed Termination, the Company shall have the right in its sole discretion to determine whether or not Employee comes into the office and works during the period of time from the date the notice is given until the termination date; provided that, in any case, Employee shall be considered a full-time employee of the Company through the termination date.

(d) Company may terminate this Agreement at any time during any renewal period without cause upon at least ninety (90) days written notice of termination. Upon any such termination the provisions of section 7(b) shall apply.

7. Compensation Upon Termination.

(a) If the Company terminates Employee’s employment and its obligations under this Agreement for cause, the Company shall pay Employee his Base Salary and accrued but unused vacation through the date on which his employment is terminated, and the Company shall have no other obligations to Employee under this Agreement after the date of termination, except as may be provided in an applicable benefit plan or program; provided that the Company shall retain all rights and remedies it may have against Employee by reason of any breach of this Agreement by Employee.

(b) If the Company terminates Employee’s employment under this Agreement other than for cause, or if Employee terminates such employment pursuant to Section 6(b) of this Agreement, or if the Company refuses to employ Employee upon Employee’s reporting to work on the Commencement Date, then in either such event the Company shall pay Employee his accrued compensation (defined as Base Salary plus a pro-rata portion of Employee’s Annual Bonus) through the date on which his employment is terminated, and additionally shall continue (or begin, as the case may be) to pay to Employee the Base Salary for a period equal to twenty-four (24) months (or such lesser period as is co-extensive with the remainder of the Term, as extended, with such lesser period not to be less than 12 months) following the termination of employment (or the date on which the Company refuses to employ Employee upon Employee’s reporting to work on the Commencement Date, as the case may be) (“Severance Period”). Continuation of Base Salary under this clause during the Severance Period shall be paid in accordance with the Company’s normal payroll practices at the time such amounts would otherwise have been paid to the Employee, except as provide in Section 12(g) to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company retains the right to discontinue any severance payments if Employee, after termination, acts in such a manner as to harm or defame the Company. During the Severance Period, Employee agrees (1) to make himself available to answer questions and to cooperate in the transition of his duties, (2) to timely respond to any inquiries from Company, including making himself reasonably available for interviews, and (3) to cooperate with Company in the prosecution and/or defense of any claim, including making himself available for any interviews, appearing at depositions, and producing requested documents.

(c) Whether a termination of employment has occurred will be determined in accordance with the definition of “separation from service” in Section 409A of the Code and the regulations and other guidance issued thereunder (without giving effect to any elective provisions that may be available under such definition).

(d) For purposes of section 409A of the Code, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments.

8. Non-Solicitation of Employees.

Employee agrees that he will not at any time during the Term, or during the twelve-month period following any termination of this Agreement or his employment hereunder, solicit (directly or indirectly) any employees or then-engaged contractors of the Company to render services as an employee or contractor for or on behalf of Employee or any other person.

9. Non-competition.

During the Term, Employee agrees to devote his full efforts to the Company and agrees not to directly or indirectly compete with Company in Company’s various lines of business within said businesses’ respective geographic areas. Employee expressly agrees not to provide any of the same or similar services provided to Company hereunder to any of Company’s competitors during the Term. Employee agrees that any violation of this section shall constitute a material breach of this Agreement.

10. Confidentiality.

The terms of the Confidentiality Agreement attached hereto as Exhibit A are incorporated herein by this reference as if set forth in full herein and Employee agrees to act in accordance with and be bound by all of such terms. Employee covenants and agrees to keep the specific terms and provisions of this Agreement in strictest confidence and not to disclose the same to any other person, other than Employee’s legal, accounting and financial advisers, to the extent necessary in order for them to discharge their professional responsibilities to Employee.

11. Rules, Regulations, Policies and Procedures.

Employee acknowledges that he shall perform his services in full compliance with all of the Company’s written rules, regulations, policies and procedures, as the same may be in effect from time to time.

12. Miscellaneous Provisions.

(a) Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered properly given if delivered to the address set forth below, in the case of the Company, or to the address set forth beneath Employee’s signature hereto, in the case of Employee, by (1) U.S. certified mail, return receipt requested, postage prepaid, (2) facsimile with confirmation of successful transmission, or (3) personal delivery. Either party may change his or its address by giving written notice of the change to the other party in accordance with this provision. Any notice given prior to the notice of change of address shall not be affected by the notice of address change.

Address for Company:

Digital Domain Media Group, Inc.

8881 South US Highway One

Port St. Lucie, FL 34952

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect thereto.

(c) Employee Representation. Employee hereby represents to the Company that the execution and delivery of this Agreement by Employee and the Company and the performance by Employee of Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound.

(d) Governing Law, Venue and Waiver of Jury Trial. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Florida. The parties agree that all actions or proceedings initiated by either party hereto arising directly or indirectly out of this Agreement shall be litigated in federal or state court in St. Lucie County, Florida. The parties hereto expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or papers may be made by registered or certified mail addressed to the relevant party at the address set forth herein. The parties hereto waive any claim that a federal or state court in St. Lucie County, Florida, is an inconvenient or an improper forum. The parties hereto expressly waive their right to a jury trial in any litigation arising out of or relating to this Agreement and/or Employee’s relationship, dealings or transactions with Company.

(e) Assignment. This Agreement, and all of Employee’s rights and duties hereunder, shall not be assignable or delegable by Employee. Any purported assignment or delegation by Employee in violation of the foregoing shall be null and void ab initio and of no force and effect. Subject to the Change of Control provisions in section 6 and 7 herein, this Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) Survival. The terms set forth in Sections 7-12, inclusive, shall survive any termination of this Agreement.

(g) Section 409A. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. Notwithstanding anything herein to the contrary, in the event that the Employee is determined to be a “specified employee” within the meaning of Section 409A of the Code, for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, no earlier than the earlier of (i) the first payroll date which is more than six months following such termination of employment, or (ii) the Employee’s death, consistent with the provisions of Code Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. Unless otherwise expressly provided, any payment of compensation by Company to the Employee, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2 1/2 months) after the end of the calendar year in which the Employee’s right to such payment vests (i.e., is no longer subject to a substantial risk of forfeiture for purposes of Code Section 409A). Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

(h) Cooperation. Employee shall provide Employee’s reasonable cooperation to the Company in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder, provided that the Company reimburses Employee for any costs or expenses reasonably incurred in connection with such cooperation.

(i) Severability. If any provision of this Agreement is determined to be invalid or unenforceable for any reason and to any extent, the remainder of this Agreement shall not be affected thereby, but shall be enforced to the greatest extent permitted by law.

(j) Captions. All titles and captions of sections and subsections contained in the Agreement are for convenience or reference only and shall not be deemed part of this Agreement.

(k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures sent by facsimile transmission or email shall be deemed to be originals.

[signatures on next page]

In witness whereof, the parties hereto intending to be bound hereby execute and deliver this Employment Agreement as of the 30th day of December, 2011.

COMPANY:

DIGITAL DOMAIN MEDIA GROUP, INC.

/s/ John C. Textor
John C. Textor
Chairman and Chief Executive Officer

EMPLOYEE:

/s/ John M. Nichols
John M. Nichols